Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of First Internet Bancorp on Form S-3 of our reports dated March 14, 2023 on our audits of the consolidated financial statements of First Internet Bancorp as of December 31, 2022 and 2021 and for the three-year period ended December 31, 2022 and our audit of the internal control over financial reporting of First Internet Bancorp as of December 31, 2022, which reports are included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts”.

/s/ FORVIS, LLP

Indianapolis, Indiana

December 19, 2023